Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Amplify Snack Brands, Inc. and subsidiary (formerly known as TA Holdings 1, Inc.) dated April 29, 2015 (July 16, 2015 as to the effects of the stock split described in Note 15) (which report expressed an unqualified opinion and includes explanatory paragraphs referring to the acquisition of SkinnyPop Popcorn LLC and the retrospective adjustment of the financial statements for a stock split), appearing in the Prospectus included in Registration Statement No. 333-205274 and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Austin, TX

August 4, 2015